UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Lowell, Massachusetts

January 21, 2015

Dear Stockholders:

You are cordially invited to attend the M/A-COM Technology Solutions Holdings, Inc. 2015 Annual Meeting of Stockholders on Thursday, March 5, 2015 at 3:00 p.m. (Eastern Time). The meeting will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824. Our board of directors has fixed the close of business on January 12, 2015 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting of our stockholders and any adjournments thereof.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the annual meeting, including proposals for the election of directors (Proposal 1) and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2015 (Proposal 2).

Our board of directors recommends that you vote FOR each of the director nominees set forth in Proposal 1 and FOR Proposal 2. Each proposal is described in more detail in our Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person if you are eligible to do so, even if you have previously submitted your vote.

Sincerely,

John Croteau

President and Chief Executive Officer

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

100 Chelmsford Street

Lowell, MA 01851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 5, 2015

The 2015 Annual Meeting of Stockholders of M/A-COM Technology Solutions Holdings, Inc. (the “Annual Meeting”) will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, March 5, 2015 at 3:00 p.m. (Eastern Time) for the following purposes:

1.	To elect two Class III directors nominated by our board of directors to serve until the 2018 Annual Meeting of Stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2015; and

3.	To transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on January 12, 2015 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

In accordance with Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about January 21, 2015, and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy from that broker, trust bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,

Clay Simpson

General Counsel and Secretary

Lowell, Massachusetts

January 21, 2015

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on March 5, 2015

This Proxy Statement and our Annual Report are available at: www.proxyvote.com

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

100 Chelmsford Street

Lowell, MA 01851

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of M/A- COM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), of proxies to be voted at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about January 21, 2015 and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on January 12, 2015 (the “Record Date”).

The Annual Meeting will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01851, on Thursday, March 5, 2015 at 3:00 p.m. (Eastern Time).

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and certain current and former executive officers for fiscal year 2014, and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Stockholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 47,765,128 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of common stock held by them. Holders of our common stock are not entitled to cumulative voting in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.

If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If on the Record Date your shares were held in an account at a brokerage firm, trust, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker, trust, bank or other nominee.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of two Class III directors nominated by our board of directors to serve until the 2018 Annual Meeting of Stockholders;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2015; and

3.	Such other business as may properly come before the Annual Meeting.

How do I vote?

Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, trust, bank or other nominee may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting. All stockholders of record as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, trust, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet or by mail so that your vote will be counted if you decide not to attend.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, MA 01851, Attn: General Counsel, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of directors, the two Class III director nominees receiving the largest number of votes will be elected. With respect to Proposal 2, the affirmative vote of a majority of the votes cast on the matter is required for the proposal to be approved. Abstentions and broker non-votes are not counted as votes in favor of or against any proposal.

What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to Proposal 2, the ratification of the appointment of our independent registered public accounting firm. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposal 1, the broker may not exercise discretion to vote for or against that proposal. Broker non-votes are not counted as votes in favor of or against any proposal.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other nominees, will reimburse such holders for their reasonable expenses.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to stockholders of record as of the Record Date. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

When will we announce the results of the voting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the requirements for admission to the Annual Meeting?

Only stockholders of record and persons holding proxies from stockholders of record may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must bring a legal proxy from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Composition

As of January 21, 2015, the board of directors was composed of six members, divided into three classes as follows:

•	Class I directors: Peter Chung and Gil Van Lunsen, whose current terms will expire at our annual meeting of stockholders to be held in 2016;

•	Class II directors: Charles Bland and Susan Ocampo, whose current terms will expire at our annual meeting of stockholders to be held in 2017; and

•	Class III directors: John Ocampo and John Croteau, whose current terms will expire at this Annual Meeting.

If elected at the Annual Meeting, Messrs. Ocampo and Croteau will serve until the 2018 Annual Meeting of Stockholders or until their respective successor is duly elected and qualified, or until their earlier death, resignation or removal. Proxies will be voted in favor of Messrs. Ocampo and Croteau unless the stockholder indicates otherwise on the proxy. Messrs. Ocampo and Croteau have consented to being named as nominees in this Proxy Statement and have agreed to serve if elected. The board of directors expects that each of the nominees will be able to serve, but if any of them becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.

The Board of Directors Recommends a Vote “FOR”

Each of the Class III Director Nominees.

Class III Director Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

John Ocampo, age 55, has served as our Chairman and as a director since our inception in March 2009. Mr. Ocampo has also served as President of GaAs Labs, LLC (“GaAs Labs”), a private investment fund targeting the communications semiconductor market, since co-founding it in February 2008. Previously, Mr. Ocampo co-founded Sirenza Microdevices, Inc. (“Sirenza”), a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets in 1984, served as a director of Sirenza from its inception in 1984 through its sale to RF Micro Devices, Inc. (“RFMD”) in November 2007, and served in a number of senior executive roles throughout that period, most recently as its Chairman from December 1998 through November 2007. Mr. Ocampo also served as a director of RFMD from November 2007 to November 2008. From October 2010 to October 2013, Mr. Ocampo served as a director of Ubiquiti Networks, Inc. (“Ubiquiti”), a network communications technology company. Mr. Ocampo also serves as a director of various privately-held companies. Mr. Ocampo holds a B.S.E.E. from Santa Clara University. Mr. Ocampo’s strategic vision, developed over more than 30 years successfully leading public and private companies in the RF semiconductor and component industry, is a unique asset to our board of directors. His engineering background and extensive knowledge of our operations, markets and technology provides our board of directors with important insights. We also believe that having our largest stockholder on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

John Croteau, age 53, has served as our Chief Executive Officer and as a director since December 2012, and as our President since October 2012. Mr. Croteau joined us from NXP Semiconductors N.V. (“NXP”), a provider of mixed signal solutions and standard products, where he served as the Senior Vice President and General Manager of its High Performance RF business from May 2008 to October 2012. For three of those years, Mr. Croteau also managed NXP’s Power & Lighting Solutions business. Prior to joining NXP, Mr. Croteau held numerous product management positions at Analog Devices, Inc. (“ADI”), a high-performance semiconductor company, including General Manager for ADI’s Convergent Platforms and Services Group as well as product line director for the Integrated Audio Group. Mr. Croteau holds a B.S., Engineering Science and Mechanics, from Penn State University. Mr. Croteau’s qualifications to serve as a director include his unique perspective and insights into our operations as our current President and Chief Executive Officer, including his knowledge of our products, technologies, business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges. Our board of directors also benefits from Mr. Croteau’s industry perspective, stemming from his broad experience in a variety of executive roles at public semiconductor companies.

Class I Directors Continuing in Office until the 2016 Annual Meeting of Stockholders

Peter Chung, age 47, has served as a director since December 2010. Mr. Chung is a Managing Director of Summit Partners, L.P., which he joined in August 1994. Mr. Chung currently serves as a director of A10 Networks, Inc., a provider of application networking technologies. Mr. Chung has also served as a director of numerous other public companies, including most recently for Ubiquiti from March 2010 to October 2013, for NightHawk Radiology Holdings, Inc. (“NightHawk”), a provider of teleradiology services, from March 2004 to December 2010, for SeaBright Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance and general liability insurance, from October 2003 to May 2010, and for Sirenza from October 1999 to April 2006. Mr. Chung also serves as a director of several privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A from Stanford University. Mr. Chung is an experienced investor in market-leading growth companies. He contributes broad-based knowledge and experience in business strategy, capital markets and the communications semiconductor and technology industries. Mr. Chung provides valuable insight to our board of directors on all matters facing us, from operational to strategic.

Gil Van Lunsen, age 72, has served as a director since August 2010. Prior to his retirement in June 2000, Mr. Van Lunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 32-year career, Mr. Van Lunsen held various positions of increasing responsibility with KPMG. Mr. Van Lunsen is currently a member of the board of directors and the audit committee chairman at Array Biopharma Inc., a biopharmaceutical company, and a member of the board of directors and chairman of the audit committee of ONEOK Partners, L.P., a natural gas gathering, processing, storage and transportation company. Previously, Mr. Van Lunsen served as a director of Sirenza and was chairman of its audit committee from October 2003 through its sale to RFMD in November 2007. Mr. Van Lunsen received a B.S./B.A. in accounting from the University of Denver. Mr. Van Lunsen has extensive experience with complex financial and accounting issues and, as a former partner of KPMG LLP and audit committee chairman at other public companies in our industry and others, provides valuable leadership and insights to our board of directors on accounting, financial and governance matters. Having served as a director of Sirenza, Mr. Van Lunsen has also developed strong domain knowledge of the operational and financial issues facing our company and our industry.

Class II Directors Continuing in Office until the 2017 Annual Meeting of Stockholders

Charles Bland, age 66, has served as a director since December 2010. Mr. Bland served as our Chief Executive Officer from February 2011 to December 2012, and was employed by us in a transitional capacity following his retirement from service as our Chief Executive Officer through May 2013. Mr. Bland previously served as our Chief Operating Officer from June 2010 to February 2011. From April 2007 through December 2010, Mr. Bland served as a director and as the chairman of the audit committee of NightHawk. During 2009, Mr. Bland served as the Chief Financial Officer of American Gaming Systems, a privately-held designer, manufacturer and operator of gaming machines. Mr. Bland served as the Chief Financial Officer of Sirenza, from July 2005 through its sale to RFMD in November 2007, and also as its Chief Operating Officer from May 2003 until July 2005. Mr. Bland also serves as a director of two privately-held companies. Mr. Bland received his B.S., Accounting and Finance, degree from Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. Mr. Bland’s qualifications to serve as a director include his detailed knowledge of our business, operations, senior leadership, and strategic opportunities and challenges based on his prior service as our Chief Executive Officer and Chief Operating Officer. In addition, Mr. Bland’s extensive experience in a variety of executive roles at public companies in our industry, his executive experience in other industries, and his prior experience as a public company director and audit committee chair allow him to bring broad and diverse perspective to our board of directors. His prior CFO and audit committee experience have provided him expertise with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process.

Susan Ocampo, age 56, has served as a director since December 2010. She has also served as Vice President, Secretary and Treasurer of GaAs Labs since co-founding it in February 2008. Previously, Mrs. Ocampo co-founded Sirenza. Mrs. Ocampo served as Sirenza’s Treasurer from November 1999 through its sale to RFMD in November 2007. Mrs. Ocampo holds a B.A. from Maryknoll College. Mrs. Ocampo’s extensive experience investing and serving in financial leadership roles with semiconductor companies strengthens our board of director’s oversight of our enterprise risk management, treasury functions and internal financial controls. We also believe that having our largest stockholder on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

There are no family relationships among any of our directors or executive officers, other than John Ocampo, the Chairman of the Board, and Susan Ocampo, a director, who are married to each other.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written or electronic consent from time to time. During fiscal year 2014, including telephonic meetings, our board of directors met thirteen times, the audit committee held seven meetings, the compensation committee held eight meetings and the nominating and governance committee held two meetings. Our directors who are “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market also met separately in executive sessions at which only independent directors were present from time to time during fiscal year 2014.

During fiscal year 2014, each member of the board of directors attended 75% or more of the aggregate number of meetings of the board and committees on which he or she served. We encourage, but do not require, our directors and nominees for director to attend our annual meeting of stockholders in person or telephonically. Two of our directors attended our 2014 Annual Meeting of Stockholders held in March 2014.

Director Independence

Our board of directors has reviewed its composition, the composition of its committees and the independence of each member of our board of directors during fiscal year 2014. Based on information requested from and provided by each director concerning his or her background, employment and affiliates, our board of directors has determined that Messrs. Chung and Van Lunsen qualify as “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. Messrs. Ocampo, Croteau and Bland are not independent according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market because they are or recently have been our employees, and Mrs. Ocampo is not independent because she is the spouse of one of our executive officers. The board of directors also determined that Mark Edelstone qualified as an independent director during fiscal year 2014. In making the independence determination, the board of directors considered Mr. Edelstone’s employment with Morgan Stanley and Morgan Stanley’s relationship with the Company. Mr. Edelstone resigned as a member of the board of directors effective September 15, 2014.

The listing requirements and rules of the Nasdaq Stock Market require that, subject to certain exemptions, the board of directors of a listed company be comprised of a majority of independent directors, that the compensation, nominating and governance and audit committees of such listed company be comprised solely of independent directors, that the compensation committee be comprised of at least two independent directors, and that the audit committee be comprised of at least three independent directors. We are currently a “controlled company” as defined by the rules of the Nasdaq Stock Market, and as such are relying on the “controlled company” exemption contained in the Nasdaq Stock Market rules, which does not require us to have a board of directors comprised of a majority of independent directors. The composition of our board committees, however, complies with the independence requirements relating to board committees, including applicable exceptions in the Nasdaq Stock Market rules.

Board Leadership Structure

Our board of directors does not currently have a policy as to whether the offices of chair of the board and Chief Executive Officer should be separate. Our board of directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our company. The board of directors believes that its current leadership structure, with Mr. Ocampo serving as Chairman and Mr. Croteau serving as Chief Executive Officer, is appropriate because it enables the board of directors as a whole to engage in oversight of management, promote communication between management and the board of directors and oversee governance matters and risk management activities, while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Ocampo and Croteau as a result of their extensive experience in the semiconductor industry.

Risk Oversight

The board of directors oversees our risk management activities. The board of directors implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full board of directors. The audit committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The audit committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The compensation committee oversees risks relating to our compensation plans and programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on us. The compensation committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. Each committee reports on its activities to the full board of directors from time to time. This enables the board of directors and its committees to coordinate its risk oversight roles.

Board Committees

The board of directors currently has the following standing committees: audit, compensation and nominating and governance. The board of directors has adopted a written charter for each standing committee, each of which may be accessed on the Investor Relations section of our website at http://ir.macom.com/documents.cfm. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee

Our audit committee consists of Messrs. Bland, Chung and Van Lunsen, with Mr. Van Lunsen serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of the financial statements. Our audit committee also evaluates the independent auditor’s qualifications, independence and performance; engages and provides for the compensation of the independent auditor; establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our annual audited financial statements; reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; oversees our financial risk assessment and management programs; and reviews related-person transactions that would be disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meet the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market, except for Mr. Bland who is not deemed to be independent under the applicable rules and regulations the Nasdaq Stock Market because he served as our Chief Executive Officer until December 2012 and was employed by us in a transitional capacity through May 2013. Although he is not an independent director, Section 5605(c)(2)(B) of the rules of the Nasdaq Stock Market nonetheless permit the appointment of a non-independent director to the audit committee under exceptional and limited circumstances. Based on Mr. Bland’s extensive experience with the Company and his knowledge and experience in finance and accounting, the board of directors concluded that, under the exceptional and limited circumstances presented by Mr. Edelstone’s resignation from the board of directors in September 2014, Mr. Bland’s appointment to, and membership on, the audit committee was in the best interests of the Company and its stockholders, and that Mr. Bland also satisfied the audit committee independence criteria under Section 10A(m)(3) of the Exchange Act. Our board of directors has determined that Mr. Van Lunsen is an audit committee financial expert as defined under the applicable rules of the SEC.

Compensation Committee

Our compensation committee consists of Messrs. Chung and Van Lunsen, with Mr. Chung serving as Chair. Our compensation committee oversees our compensation plans, policies and programs for our executive officers and non-employee directors on our board of directors. The compensation committee is also responsible for overseeing our equity benefit plans and other employee benefit plans in which executive officers participate, and for reviewing and approving our Compensation Discussion and Analysis. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC, the Nasdaq Stock Market and Section 162(m) of Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. The compensation committee may also delegate to senior executive officers the authority to make certain grants of equity-based compensation to non-officer employees, subject to restrictions set forth in the charter and under applicable laws. For additional discussion of the processes and procedures the compensation committee has used to determine executive officer and non-employee director compensation, please refer to the section entitled, “Named Executive Officer Compensation – Compensation Discussion and Analysis – How We Set Executive Compensation.”

During fiscal year 2014, our compensation committee did not engage a compensation consultant in connection with setting executive compensation, but it did review certain survey data compiled and provided to the compensation committee by Radford (“Radford”), a compensation consultant. Please see “Compensation Discussion and Analysis” for further description of the data provided by Radford. Prior to receiving the data from Radford, the compensation committee considered the independence of Radford in accordance with the terms of the compensation committee charter. The committee determined that Radford was independent and did not identify any conflicts of interest with respect to Radford.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Bland, Chung and Van Lunsen, with Mr. Bland serving as Chair. The nominating and governance committee is responsible for identifying individuals qualified to become members of our board of directors, making recommendations regarding candidates to serve on our board of directors and overseeing evaluations of the board of directors and its committees. In making recommendations regarding board candidates, the nominating and governance committee will consider desired board member qualifications, expertise, diversity and characteristics. In addition, the nominating and governance committee is responsible for making recommendations concerning governance matters. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the applicable rules and regulations of the Nasdaq Stock Market, except for Mr. Bland who is not deemed to be independent under the applicable rules and regulations the Nasdaq Stock Market because he served as our Chief Executive Officer until December 2012 and was employed by us in a transitional capacity through May 2013. Although he is not an independent director, Section 5605(e)(3) of the rules of the Nasdaq Stock Market nonetheless permit the appointment of a non-independent director to the nominating and governance committee under exceptional and limited circumstances. Based on Mr. Bland’s extensive experience with the Company, the board of directors concluded that, under exceptional and limited circumstances presented by Mr. Edelstone’s resignation from the board of directors in September 2014, Mr. Bland’s appointment to, and membership on, the nominating and governance committee was in the best interests of the Company and its stockholders.

Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our stockholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Stockholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our stockholders in connection with the Annual Meeting.

The nominating and governance committee may rely on recommendations from a number of sources when identifying potential director candidates, including recommendations from current directors and officers. The committee may hire outside consultants, search firms or other advisors to assist in identifying director candidates.

When evaluating a candidate for director, the nominating and governance committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and strategic, business and industry experience, which are likely to enhance the board of directors’ ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board of directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The nominating and governance committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the nominating and governance committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee in fiscal year 2014 was, at any time during fiscal year 2014 or at any other time, an officer or employee of the Company, and, except as described in the section entitled “Certain Relationships and Related Person Transactions,” none had or has any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K. None of the Company’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal year 2014.

DIRECTOR COMPENSATION

2014 Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors during fiscal year 2014. Directors who are also our employees, such as Mr. Ocampo and Mr. Croteau, receive no additional compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
Gil Van Lunsen	60,000	70,365	(2)	130,365
Charles Bland	35,730	87,339	(2)	123,069
Peter Chung	55,000	70,365	(2)	125,365
Susan Ocampo	35,000	—		35,000
Mark Edelstone (3)	49,000	70,365	(2)	119,365

(1)	The amounts included under the “Stock Awards” column reflect aggregate grant date fair value of the restricted stock unit awards granted in fiscal year 2014, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For more information, see Notes 2 and 16 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2014. As of October 3, 2014, Messrs. Bland, Chung, Edelstone and Van Lunsen had unvested restricted stock units for 2,970, 4,347, 0 and 4,347 shares, respectively, and Mr. Bland had outstanding stock options as to 20,000 shares.
(2)	On November 18, 2013, we granted each of Messrs. Chung, Edelstone and Van Lunsen a one-time restricted stock unit award representing 1,377 shares of our common stock in recognition of a higher than normal workload for the committees of our board of directors, based in part on our acquisition activities. Also on November 18, 2013, we granted Mr. Bland an annual restricted stock unit award representing 2,546 shares of our common stock for services as a director for the period between May 2013 when his previous employment with us ended and February 2014. On February 28, 2014, we granted each of Messrs. Bland, Chung, Edelstone and Van Lunsen an annual restricted stock unit award representing 2,970 shares of our common stock for services as a director during fiscal year 2014.
(3)	Mr. Edelstone resigned from the board of directors effective September 15, 2014.

Our non-employee directors are compensated under our director compensation program as described below. Our compensation program for our non-employee directors generally has two elements, cash compensation and equity compensation. Given that Mr. and Mrs. Ocampo currently control a majority of our outstanding common stock, we have not granted equity compensation to Mr. or Mrs. Ocampo for their service as directors to date, notwithstanding Mrs. Ocampo’s status as a non-employee director, or to Mr. Ocampo for his service as an employee.

Cash Compensation. The cash component of our non-employee director compensation program includes:

•	a $35,000 annual cash retainer for each non-employee director;

•

an annual cash stipend of $6,000 for each member of the audit committee and the compensation committee, and $4,000 for each member of the nominating and governance committee, in each case excluding the chairmen of such committees; and

•

an annual cash stipend of $15,000 for the chairman of the audit committee, $10,000 for the chairman of the compensation committee and $8,000 for the chairman of the nominating and governance committee.

These cash payments are calculated and paid in quarterly installments in arrears. Directors are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are also eligible for coverage under our health care insurance plans at their sole expense.

Equity Compensation. Directors are also eligible to participate in our 2012 Omnibus Incentive Plan. Each of our non-employee directors is granted an annual restricted stock unit award representing a number of shares of common stock having a grant date fair market value of $50,000 in the aggregate. Each such grant vests in full on or about the first anniversary of its grant date. The annual grants for fiscal year 2014 for Messrs. Bland, Chung, Edelstone and Van Lunsen were awarded on February 28, 2014 in the amount of 2,970 restricted stock units each, vesting on February 16, 2015. In addition to and not in lieu of the above annual grant, when a non-employee director first joins the board of directors, he or she is also granted a restricted stock unit award representing a number of shares of common stock having an aggregate grant date fair market value representing that portion of $50,000 which is equivalent to the portion of the current calendar year during which such non-employee director serves on the board of directors. Any such grant will vest in full on the next regular annual director award vest date.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of January 21, 2015:

Name	Age	Position
John Ocampo	55	Chairman
John Croteau	53	President, Chief Executive Officer and Director
Robert McMullan	60	Senior Vice President and Chief Financial Officer
Najabat Hasnain Bajwa	37	Senior Vice President and General Manager, High-Performance Analog
Walter Baker	48	Senior Vice President and General Manager, RF & Microwave
Dr. Alex Behfar*	51	Senior Vice President and General Manager, Photonic Solutions
Robert Dennehy	41	Senior Vice President, Operations
Donghyun Thomas Hwang*	51	Senior Vice President, Global Sales
John Kennedy	54	Senior Vice President and General Manager, Aerospace & Defense
Michael Murphy	53	Senior Vice President, Engineering
Preetinder Virk	51	Senior Vice President and General Manager, Carrier Networks

*	Appointed as an executive officer effective after the 2014 fiscal year end.

For biographical information for Messrs. Ocampo and Croteau, please refer to the section entitled “Proposal 1: Election of Directors.”

Robert McMullan has served as our Senior Vice President and Chief Financial Officer since January 2014. Prior to joining the Company, Mr. McMullan served as founder and Chief Executive Officer of Sands Point Associates, LLC, an M&A advisory, fund raising and operations consulting company, since January 2011. From December 2010 to August 2011, he served as Chief Executive Officer of FA Holding, Inc., holding company of First Allied Securities, Inc., a full-service independent broker/dealer. From May 2010 to November 2010, Mr. McMullan served as Chief Financial Officer and Chief Operating Officer of Partsearch Technologies, Inc., an ecommerce electronics replacement parts company. From June 2005 to September 2009, Mr. McMullan was Chief Executive Officer of Control Point Solutions, Inc. (which was acquired by HCL Technologies, Ltd. in September 2008), a provider of voice, data and wireless telecommunications expense management services. Prior to joining Control Point Solutions, Inc., Mr. McMullan served as Chief Financial Officer of various public companies, including Conexant Systems, Inc., GlobespanVirata, Inc. and The BISYS Group, Inc. Mr. McMullan holds a B.A. in business administration from St. Michael’s College.

Najabat Hasnain Bajwa has served as our Senior Vice President and General Manager, High-Performance Analog since December 2013. From August 2011 to December 2013, Mr. Bajwa served as Senior Vice President and General Manager, High-Performance Analog of Mindspeed Technologies, Inc. (“Mindspeed”), which was acquired by us in December 2013. Mr. Bajwa previously served in roles of increasing responsibility with Mindspeed, including as its Senior Vice President and General Manager, Lightspeed Connectivity Solutions from October 2007 to August 2011, and its Vice President of Marketing and Applications Engineering from October 2006 to October 2007. Mr. Bajwa also serves as a director of one or more privately-held companies. Mr. Bajwa holds an M.B.A. from UCLA, an M.B.A. from the National University of Singapore and a B.S. in Engineering from Arizona State University.

Walter (“Greg”) Baker has served as our Senior Vice President and General Manager, RF & Microwave since October 2014. He previously served as our Vice President, International Sales since February 2014. From September 2012 to February 2014, he served as Chief Executive Officer of Nitronex, LLC, a designer and manufacturer of gallium nitride (“GaN”) based RF solutions, which was acquired by us in February 2014. From June 2010 to September 2012, he served as General Manager of RF Small Signal Products at NXP Semiconductors. From September 2008 to June 2010, he served as Senior Vice President of Sales and Marketing at Mimix Broadband. Mr. Baker holds a BSEE from Texas A&M University, a MSEE from Georgia Tech, and an MS in Global Finance from HKUST/NYU Stern School of Business.

Dr. Alex Behfar has served as our Senior Vice President and General Manager, Photonic Solutions, since December 2014. Prior to joining us, in 2000 he founded BinOptics Corporation (“BinOptics”), a provider of indium phosphide lasers for data centers, mobile backhaul, silicon photonics and access networks, and served as the Chairman and Chief Executive Officer of BinOptics from its inception through our December 2014 acquisition of BinOptics. He holds an M.S. and a Ph.D. in Electrical Engineering from Cornell University and a B.Sc. in Electrical and Electronic Engineering from King’s College, University of London.

Robert Dennehy has served as our Senior Vice President of Operations since October 2013, and prior to that had served as our Vice President of Operations since March 2011. He previously served as Managing Director of our Cork, Ireland subsidiary from 2006 to March 2011. Prior to that Mr. Dennehy served in product management and other roles of increasing responsibility with us. Mr. Dennehy holds an Associate’s degree in Electronic Engineering and a Diploma in Business Administration from Henley Business School, London.

Donghyun Thomas Hwang has served as our Senior Vice President of Global Sales since January 2015. From January 2002 through August 2014, Mr. Hwang held various sales positions at Hittite Microwave Corporation, a provider of integrated circuits, modules, subsystems and instrumentation for RF, microwave and millimeter wave applications (“Hittite”), including Vice President of Worldwide Sales from January 2010 to October 2013, Vice President of Asia-Pacific Sales from November 2013 to July 2014 and, following the acquisition of Hittite by Analog Devices, Inc., Director of Asia-Pacific Sales from July 2014 to August 2014. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

John (“Jack”) Kennedy has served as our Senior Vice President and General Manager, Aerospace & Defense, since October 2014. He previously served as our Vice President, North America Sales from March 2014 to October 2014, our Vice President, Global Sales from May 2011 to March 2014, our Director, Global Distribution from November 2010 to May 2011 and our Regional Sales Manager from May 2010 through November 2010. Mr. Kennedy holds a Bachelor of Science degree from Boston University.

Michael Murphy has served as our Senior Vice President, Engineering, since October 2013, and prior to that had served as our Vice President, Engineering since November 2009. From July 2006 to November 2009, he served as Vice President of Engineering of the Networks Division of TriQuint Semiconductor, Inc., a supplier of RF components for wireless communications. Mr. Murphy holds a B.S.E.E. and an M.S.E.E from the University of Massachusetts and an M.B.A. from Boston University.

Preetinder Virk has served as our Senior Vice President and General Manager, Carrier Networks, since October 2014, and prior to that had served as our Senior Vice President, Strategy since December 2013. From May 2012 to December 2013, Mr. Virk served as Senior Vice President and General Manager, Communications Processing of Mindspeed. From April 2009 to February 2012, Mr. Virk served as Director, Global Network Segment Marketing for Freescale Semiconductor, Inc., a provider of embedded processing solutions for the automotive, consumer, industrial and networking markets. From October 2007 to April 2009, Mr. Virk served as Mindspeed’s Senior Vice President and General Manager, Enterprise and Consumer Premise. Mr. Virk earned a Master’s Degree in Business Administration and a Master’s Degree in Electrical Engineering from Worcester Polytechnic Institute. He also is a graduate of Thapar Institute of Engineering in India.

NAMED EXECUTIVE OFFICER COMPENSATION,

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Named Executive Officers

This compensation discussion and analysis provides information about our executive compensation program for our fiscal year 2014 as it relates to the following “named executive officers” whose compensation information is presented in the tables and accompanying narratives following this discussion:

•	John Croteau, President and Chief Executive Officer

•	Robert McMullan, Senior Vice President and Chief Financial Officer

•	Najabat Hasnain Bajwa, Senior Vice President and General Manager, High-Performance Analog

•	Robert Dennehy, Senior Vice President, Operations

•	Preetinder Virk, Senior Vice President and General Manager, Carrier Networks

•	Conrad Gagnon, Former Senior Vice President and Chief Financial Officer

Messrs. Bajwa and Virk joined us in connection with our acquisition of Mindspeed in December 2013 (the “Mindspeed Acquisition”). Mr. Gagnon and the Company executed a Transition Agreement dated December 14, 2013, pursuant to which Mr. Gagnon resigned from his position as Senior Vice President and Chief Financial Officer effective January 2, 2014, and pursuant to which he agreed to remain employed by the Company in a transitional role through April 1, 2014 and assist with the transition of his duties. See “2014 Summary Compensation Table” and “Potential Payments upon Termination or Change of Control” below for additional details of Mr. Gagnon’s separation from the Company.

Objectives of Our Executive Compensation Programs

The compensation committee of our board of directors oversees our named executive officer compensation plans, policies and programs pursuant to our compensation philosophy and objectives under its authority as delegated by our board of directors. Our compensation programs for our named executive officers are designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased shareholder value.

To achieve these goals, we structure our named executive officer compensation programs to provide a competitive level of total compensation and create a strong link with our business results by tying a significant portion of each executive’s compensation to the achievement of specific performance elements that we expect will significantly increase shareholder value.

How We Set Executive Compensation

The compensation in effect for our named executive officers for fiscal year 2014 reflects a combination of individually negotiated employment arrangements that we have entered into with each of our named executive officers and a total compensation program for our executive officers developed in prior periods by our compensation committee and refined by it in fiscal year 2014 as described in more detail below. The specific terms of the employment arrangements for our named executive officers were negotiated with our Chairman of the Board or with our Chief Executive Officer serving at the time of such negotiations. Our Chief Executive Officer also makes recommendations to our compensation committee from time to time as to adjustments in the compensation of our other named executive officers. Any compensation arrangements and updates to existing compensation arrangements with our named executive officers implemented since our initial public offering have been approved by our compensation committee.

During fiscal year 2014, we did not specifically benchmark the total compensation or individual components of compensation for our named executive officers. However, we used industry total compensation data compiled by Radford, a compensation consultant, as a reference in developing and evaluating our executive compensation programs. Radford compiled compensation data from companies with $200 million to $1 billion in annual revenue, which we believe are comparable to us in size. We also used proxy statement data gathered from the following 6 companies that we consider similar to us in terms of business lines and in terms of potential competition for executive talent: Hittite Microwave Corporation, Microsemi Corporation, Semtech Corporation, Silicon Laboratories Inc., TriQuint Semiconductor, Inc. and Aeroflex, Inc. Based on our review of the above-described compensation data, we believe that our total compensation for our named executive officers in fiscal year 2014 remained generally at or near market overall. In prior periods, using similar Radford survey data and subjective factors such as the relative importance we place on each role, considerations of peer equity and other factors, the compensation committee developed a total compensation “target” for each of our named executive officer positions. The compensation committee then developed a total compensation plan, consisting of elements of base pay, annual cash incentive potential and long term equity incentives further discussed below, that provided each named executive officer with the opportunity to realize the targeted total compensation while furthering the objectives of our compensation programs as noted above. We continued to utilize these targets and total compensation plans in fiscal year 2014.

Elements of Executive Compensation

Our compensation program for our named executive officers consists of the following elements:

•	base salary and benefits;

•	annual cash incentives; and

•	long-term equity incentives.

Base Salary and Benefits

The annual base salary in place for fiscal year 2014 for each of our named executive officers was determined pursuant to the terms of each executive’s employment agreement, and reflects each executive’s relative level of experience and responsibility as well as any discretionary increases to such amounts approved by our board of directors in fiscal year 2014 or in prior fiscal years. Our compensation committee authorized a three percent increase to the base salary of each of our named executive officers in connection with its review of our executive compensation levels in fiscal year 2014.

The following table shows the annual base salaries for our named executive officers in place at the end of fiscal year 2014, as well as their respective fiscal year 2014 cash incentive award opportunity.

Named Executive Officer	Fiscal Year 2014 Salary	Fiscal Year 2014 Cash Incentive Award Opportunity (% of Salary)
John Croteau President and Chief Executive Officer	$515,000	115%
Robert McMullan Senior Vice President and Chief Financial Officer	$319,300	100%
Najabat Bajwa Senior Vice President and General Manager, High-Performance Analog	$339,900	100%
Robert Dennehy Senior Vice President, Operations	$298,700	100%
Preetinder Virk Senior Vice President and General Manager, Carrier Networks	$324,450	100%
Conrad Gagnon (1) Former Senior Vice President and Chief Financial Officer	$270,000	100%

(1)	Mr. Gagnon resigned from his position as our Senior Vice President and Chief Financial Officer in January 2014, and remained employed by us in a transitional role until April 1, 2014. While his annual cash incentive award opportunity generally was as stated above, he was only eligible for participation in the first of our two half fiscal year 2014 cash incentive award programs described below based on the timing of his resignation.

We generally provide our named executive officers health and welfare benefits on the same terms as our other salaried employees, including health benefits and life insurance coverage, as well as the opportunity to receive matching contributions under our 401(k) plan.

We believe that, in order for us to attract top executive talent, we must not be limited to those residing in the Boston metropolitan area and in some cases must be willing to offer to pay for or reimburse an agreed upon amount of relocation, commuting, temporary housing and other related costs. In fiscal year 2014 we made such payments and reimbursements to our Chief Financial Officer regarding his commuting to work from a home outside the Boston metropolitan area, and also have agreed to reimburse him for relocation expenses, as well as taxes incurred by him on such payments.

Annual Cash Incentives

During fiscal year 2014, our named executive officers, other than our Senior Vice President and General Manager, High-Performance Analog, also participated in a special cash incentive program with respect to the first half of fiscal year 2014 and a separate special cash incentive program with respect to the second half of fiscal year 2014. In the case of our Senior Vice President and General Manager, High-Performance Analog, who joined us in connection with the Mindspeed Acquisition, in order to retain his services as a key contributor of the acquired business, our board of directors approved an employment arrangement with him that included a minimum annual bonus equal to 50% of his annual base salary for the first three years of his employment with us. Our board of directors determined the maximum cash incentive award opportunity for each of our named executive officers for fiscal year 2014 based on its business judgment regarding the appropriate level of incentive opportunity to motivate and retain these executives, and to establish an appropriate “pay for performance” linkage between their total compensation and our overall financial results. In making this business judgment, the board of directors considered each named executive officer’s historical levels of incentive opportunity as well as each named executive officer’s respective salary and level of incentive opportunity relative to those of our other named executive officers. This maximum opportunity was also subject to potential discretionary increase or reduction based on individual executive performance during the period. The table included above shows the cash incentive award opportunity of each of our named executive officers for fiscal year 2014, expressed as a percentage of each executive’s annual base salary.

First Half 2014 Program. Payments under the cash incentive program for the first half of fiscal year 2014 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended April 4, 2014:

First Half Fiscal Year 2014 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$33.2 million	$37.9 million	$42.6 million	$28.9 million

We selected adjusted operating income as a performance metric as we believe it is a primary driver of shareholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the cash incentive program itself, as well as amortization expense, restructuring charges, non-recurring charges incurred in connection with acquisitions, divestments, capital-raising events, certain litigation, share-based compensation and other non-cash compensation and asset retirement obligations. If performance exceeded the threshold level, a total pool for all participating employees within the company would be funded at $2.4 million for target performance and $4.7 million for maximum performance, and each named executive officer (other than our Senior Vice President and General Manager, High-Performance Analog, as noted above) would be eligible for a payment based on an allocated portion of this pool based on both a specified percentage of annual base salary and the executive’s individual job performance.

In light of our performance for the first half of fiscal year 2014 (see the “Actual Performance” column in the table above), no payments were made to any named executive officer in respect of the cash incentive program for the first half of fiscal year 2014.

Second Half 2014 Program. Payments under the cash incentive program for the second half of fiscal year 2014 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended October 3, 2014:

Second Half Fiscal Year 2014 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$44.9 million	$51.5 million	$57.9 million	$55.5 million

We selected adjusted operating income as a performance metric as we believe it is a primary driver of shareholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the cash incentive program itself, as well as amortization expense, restructuring charges, non-recurring charges incurred in connection with acquisitions, divestments, capital-raising events, certain litigation, share-based compensation and other non-cash compensation and asset retirement obligations. If performance exceeded the threshold level, a total pool for all participating employees within the company would be funded at $3.3 million for target performance and $6.5 million for maximum performance, and each named executive officer (other than Senior Vice President and General Manager, High-Performance Analog, as noted above) would be eligible for a payment based on an allocated portion of this pool based on both a specified percentage of annual base salary and the executive’s individual job performance.

In light of our performance for the second half of fiscal year 2014 (see the “Actual Performance” column in the table above) and our determination regarding each named executive officer’s job performance at 100% of expected levels, we paid each participating named executive officer (other than our Senior Vice President and General Manager, High-Performance Analog, as noted above) approximately 40% of their respective annual cash incentive award opportunity.

We paid our Senior Vice President and General Manager, High-Performance Analog a cash incentive payment equal to 50% of his annual base salary as required by his employment arrangement discussed above.

Long-Term Equity Incentives

Time-Based Equity Incentives. As part of our compensation committee’s review, evaluation and further development of our overall compensation program for our named executive officers in 2014 as described above, and in an attempt to establish a mix of cash and equity compensation for each named executive officer such that we both reward current performance adequately to retain these executives in a competitive marketplace, and provide them with adequate incentives to drive long-term stockholder value, the compensation committee assigned each named executive officer an “equity percentage” as follows:

Named Executive Officer	Fiscal Year 2014 Equity Percentage
John Croteau President and Chief Executive Officer	100%
Robert McMullan Senior Vice President and Chief Financial Officer	85%
Najabat Bajwa Senior Vice President and General Manager, High-Performance Analog	65%
Robert Dennehy Senior Vice President, Operations	75%
Preetinder Virk Senior Vice President and General Manager, Carrier Networks	65%
Conrad Gagnon (1) Former Senior Vice President and Chief Financial Officer	Not applicable

(1)	Mr. Gagnon resigned from his position as our Senior Vice President and Chief Financial Officer in January 2014, and remained employed by us in a transitional role until April 1, 2014, and was not eligible for the fiscal year 2014 time-based equity incentive opportunity due to his resignation.

This equity percentage, when applied to the sum of each named executive officer’s annual salary and 50% of his annual cash incentive potential, approximates the total cash value of new equity incentive awards we would typically grant to such named executive officer annually under our executive compensation program, subject to time-based vesting restrictions over a period of years. While the equity percentage assigned to a particular executive is considered a guideline and is used by our compensation committee together with annual salary and annual cash incentive potential to evaluate each executive officer’s “total compensation”, the compensation committee retains discretion to vary the amount of any such executive’s annual equity grant based on performance factors, the overall dilutive impact of our employee equity grant program, the amount of unvested equity awards already held by such executive, perceived anomalies in the current valuation of our common stock or otherwise.

In fiscal year 2014, we provided certain of our named executive officers with long-term equity incentives through the grant of full value restricted stock units subject to time-based vesting restrictions under our 2012 Omnibus Incentive Plan. We believe that full value restricted stock units are a useful tool for compensating our executives, in that they align executives’ interests directly with those of our stockholders by increasing in value only if the per share value of our common stock increases. We believe such awards also provide a valuable retention incentive in that they have no associated exercise price. Without an associated exercise price, we require fewer shares to deliver the same amount of retention incentive to a given executive using a restricted stock unit than we would if we granted a stock option award. For this reason, we believe that restricted stock units also reduce the overall potential dilution to our stockholders from our equity-based compensation programs.

In connection with our hiring of each of our Chief Financial Officer and our Senior Vice President and General Manager, High-Performance Analog early in fiscal year 2014, we granted them an award of 35,920 restricted stock units and 30,555 restricted stock units, respectively. These awards were approved by our compensation committee based on negotiations with the recipients as part of our recruitment of them to join us, and based on its business judgment that awards of these amounts were necessary to successfully recruit them, as well as based on the other general considerations above.

In addition, as part of our annual equity compensation award program for fiscal year 2014, we granted our Chief Executive Officer 41,447 restricted stock units, our Chief Financial Officer 20,803 restricted stock units, our Senior Vice President, Operations 17,171 restricted stock units, our Senior Vice President and General Manager, High-Performance Analog 16,934 restricted stock units and our Senior Vice President and General Manager, Carrier Networks 16,164 restricted stock units, respectively, during fiscal year 2014. Our compensation committee approved these restricted stock units based on its business judgment that these reflected an appropriate level of long-term incentive to retain these officers and further align their compensation with increases in shareholder value. The size of each award was arrived at by the compensation committee based on considerations of the factors described above.

We also granted our Senior Vice President and General Manager, Carrier Networks 28,443 restricted stock units toward the end of fiscal year 2014. Our compensation committee approved these restricted stock units in view of the fact that the recipient had not received an award of restricted stock units upon joining us as part of the Mindspeed Acquisition, and the scope and impact of his responsibilities with us was anticipated to increase significantly in fiscal year 2015. The compensation committee’s approval of the award was based on its business judgment that the award reflected an appropriate level of long-term incentive to retain our Senior Vice President and General Manager, Carrier Networks and further align his compensation with increases in shareholder value. The size of the award was arrived at by the compensation committee based on considerations of the factors described above.

Performance-Based Equity Incentives. In addition, as part of our annual equity compensation award program for fiscal year 2014, we granted our Chief Executive Officer performance-vesting, non-qualified options to purchase 180,330 shares of our common stock, our Chief Financial Officer 30,000 such options and our Senior Vice President, Operations 40,000 such options. These options vest as to 100% of the underlying shares if the closing price for our common stock equals or exceeds $32.55 per share, which represented an approximate premium of 50% to the 52-week high price per share of our common stock as of the date the options were granted. Our compensation committee approved these options to reward these executives for their significant contributions to the execution of our successful and accretive Mindspeed Acquisition in 2014, as well as its business judgment that these reflected an appropriate level of long-term incentive to keep our executive compensation program for these executives overall competitive, retain these officers and further align their compensation with increases in shareholder value. The size of each award was arrived at by the compensation committee based on its 2014 review of our executive compensation program and Radford and other third-party compensation data, as well as consideration of the other factors described above. Our Senior Vice President and General Manager, High-Performance Analog and Senior Vice President and General Manager, Carrier Networks, having joined us through the Mindspeed Acquisition, were not issued performance-vesting options as part of this grant action.

We believe that these performance-based options granted to our named executive officers, and awards featuring performance-based vesting in general, are a useful tool for compensating our executives, in that they align executives’ interests directly with those of our stockholders by tying the vesting or amount of an award directly to achieving a measure of performance. We believe such awards also provide a valuable retention incentive to executives committed to increasing shareholder value, and that we may increasingly employ performance-based equity incentives in our executive compensation programs in the future. We also believe that restricted stock units also reduce the overall potential dilution to our stockholders from our equity-based compensation programs, in that the vesting of the award may not occur or the number of shares of our common stock eventually issued from the award may be lower in the event that a performance goal is not achieved or only partially achieved.

Severance Arrangements

Because we believe it is in our best interests and the best interests of our stockholders to encourage and reinforce the continued dedication and attention of our senior executives, and to minimize the potential for them to be distracted from performing their duties by the potential prospect of a termination of employment, we have agreed to provide certain of our named executive officers with severance benefits as described in each applicable named executive officer’s employment agreement. In October 2014, following a period of heavy consolidation in our industry and with a similar motivation of keeping our executives focused on managing our business without distraction by the potential of a change in control, we also adopted a change in control severance plan in which our named executive officers are participants. In adopting our change in control severance plan, our compensation committee was motivated by a belief that the benefits of the plan were reasonable in scope and amount, would better align the interests of our executives with those of our stockholders in the context of a potential change in control and may enhance stockholder value whether or not a future change in control occurs. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these potential payments.

Non-Competition Agreements

With the goal of securing the services of executives who may be key to our success for a period of time and preventing competitors from hiring such personnel away from us, from time to time we may enter into agreements where an executive agrees not to go to work for a competing enterprise for a period of time in exchange for a payment or payments from us. In fiscal year 2014, in connection with the Mindspeed Acquisition, we paid our Senior Vice President and General Manager, High-Performance Analog $985,135, and our Senior Vice President and General Manager, Carrier Networks $630,000, respectively in consideration of two-year non-competition agreements delivered by them as well as termination of their pre-existing employment arrangements with Mindspeed and a release of related liability. Our board of directors approved these payments in these amounts based on its business judgment about the need to retain these key executives for two years following the Mindspeed Acquisition in order to realize the perceived benefits of the Mindspeed Acquisition.

Tax Treatment of Compensation

Section 162(m) of the Code generally disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its principal executive officer and the three other most highly compensated named executive officers (excluding the principal financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In addition, in the case of a privately held corporation that becomes a public corporation, the $1 million limit generally does not apply to compensation paid pursuant to a compensation plan or agreement that existed prior to the initial public offering. However, a newly public corporation only may rely on this particular exception until the earliest of the following events: (i) the expiration of the plan or agreement; (ii) a material modification of the plan or agreement (as determined under Section 162(m) of the Code); (iii) the issuance of all the employer stock and other compensation allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year in which the initial public offering occurs.

Because we were a privately-held corporation prior to our initial public offering in March 2012, we did not previously take the deductibility limit under Section 162(m) of the Code into consideration in setting compensation for our executive officers. Under the exception for newly public corporations described above, any equity-based awards granted under our 2012 Omnibus Incentive Plan will not be subject to the $1 million limit, provided such awards are made prior to the earliest of the events specified above. While our compensation committee has not adopted a policy regarding tax deductibility of compensation paid to our named executive officers, we expect that our compensation committee will consider tax deductibility under Section 162(m) as a factor in compensation decisions, but may approve compensation that is not deductible if it believes that such payments are appropriate to attract, retain and motivate our executive officers.

Say on Pay

At our 2013 Annual Meeting of Stockholders, our stockholders approved on an advisory basis to hold future advisory votes to approve the compensation of our executive officers every three years. In light of the stockholder vote on such matter, our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers every three years, with the next such vote occurring at the 2016 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the compensation committee:

Peter Chung (Chairman)

Gil Van Lunsen

2014 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for the fiscal year ended October 3, 2014. Unless otherwise specified, positions listed below are those currently held by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
John Croteau	2014	505,192	—		782,105	1,540,018	233,163	8,796	3,069,274
President and Chief Executive Officer	2013	500,000	20,413		2,687,559	—	146,682	8,452	3,363,106
Robert J. McMullan	2014	226,181	—		973,020	256,200	125,705	64,264	1,645,370
Senior Vice President and Chief Financial Officer
Najabat Bajwa	2014	288,987	169,950	(4)	813,314	—	—	985,650	2,257,901
Senior Vice President and General Manager, High-Performance Analog
Robert Dennehy	2014	292,319	—		328,017	341,600	117,595	2,460	1,081,991
Senior Vice President, Operations
Preetinder Virk	2014	277,556	—		869,040	—	127,732	630,400	1,904,728
Senior Vice President and General Manager, Carrier Networks
Conrad Gagnon (5)	2014	142,269	—		—	—	—	172,513	314,782
Former Senior Vice President and Chief Financial Officer	2013	270,000	9,585		247,786	—	68,877	8,248	604,496

(1)	Other than for Mr. Bajwa, represents portion of aggregate discretionary pool increase under Second Half 2013 Cash Incentive Program paid to the named executive officer.
(2)	The amounts included under the “Stock Awards” and “Option Awards” columns reflect aggregate grant date fair value of the option and restricted stock unit awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For more information, see Notes 2 and 16 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2014.

(3)	Consists of the following amounts for each named executive officer for fiscal year 2014:

Name	Basic Life Insurance Premiums ($)	Company Contributions to 401(k) Plans ($)	Acquisition- Related Payments ($) (A)	Severance Payments ($)	Severance- Related COBRA Reimbursements ($)	PTO Lump Sum Payments ($)	Relocation, Commuting and Related Tax Gross-Up Payments ($)	Total ($)
John Croteau	1,146	7,650	—	—	—	—	—	8,796
Robert McMullan	529	—	—	—	—	—	63,735	64,264
Najabat Bajwa	515	—	985,135	—	—	—	—	985,650
Robert Dennehy	648	1,812	—	—	—	—	—	2,460
Preetinder Virk	400	—	630,000	—	—	—	—	630,400
Conrad Gagnon	364	7,650	—	127,731	4,224	32,544	—	172,513

(A)	Consists of payments made to the named executive officer in connection with the Mindspeed Acquisition. See “Compensation Discussion and Analysis – Non-Competition Agreements” for a more detailed description of these programs.
(4)	Mr. Bajwa’s bonus was paid pursuant to a minimum annual bonus provision as set forth in his employment agreement with us.
(5)	Mr. Gagnon resigned from his position as our Senior Vice President and Chief Financial Officer in January 2014, but remained employed by us in a transitional role until April 1, 2014.

2014 Grants of Plan-Based Awards Table

The following table provides information regarding plan-based awards granted to our named executive officers for the fiscal year ended October 3, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
John Croteau		—	296,125	592,250	—	—	—	—
	4/22/2014	—	—	—	41,447	—	—	782,105
	4/29/2014	—	—	—	—	180,330	17.50	1,540,018
Robert McMullan		—	159,650	319,300	—	—	—	—
	1/10/2014	—	—	—	35,920	—	—	580,467
	4/22/2014	—	—	—	20,803	—	—	392,553
	4/29/2014	—	—	—	—	30,000	17.50	256,200
Najabat Bajwa		—	169,950	339,900	—	—	—	—
	1/10/2014	—	—	—	30,555	—	—	493,769
	4/22/2014	—	—	—	16,934	—	—	319,545
Robert Dennehy		—	149,350	298,700	—	—	—	—
	4/22/2014	—	—	—	17,171	—	—	328,017
	4/29/2014	—	—	—	—	40,000	17.50	341,600
Preetinder Virk		—	162,225	324,450	—	—	—	—
	4/22/2014	—	—	—	16,164	—	—	305,015
	8/1/2014	—	—	—	28,443	—	—	564,025
Conrad Gagnon		—	135,000	270,000	—	—	—	—

(1)	Reflects aggregate grant date fair value of the option and restricted stock unit awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For more information, see Notes 2 and 16 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The amount in the “Bonus” column for our Senior Vice President and General Manager, High-Performance Analog represents the minimum annual bonus amount promised to him in accordance with his employment arrangement. See “Compensation Discussion and Analysis – Annual Cash Incentives” for a more detailed description of this bonus amount.

Amounts in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table represent the cash incentive award earned by each named executive officer under the cash incentive programs in place for fiscal year 2014. Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2014 Grants of Plan Based Awards Table represent the cash incentive award opportunity for each named executive officer under the cash incentive programs in place for fiscal year 2014. The amount of each executive’s cash incentive award opportunity is based on the executive’s annual base salary and cash incentive award opportunity percentage. See “Compensation Discussion and Analysis – Annual Cash Incentives” for a more detailed description of these programs.

Amounts in the “Stock Awards” and “Option Awards” columns of the 2014 Summary Compensation Table and the “All Other Stock Awards” column of the 2014 Grants of Plan-Based Awards Table represent option and restricted stock unit awards granted under our 2012 Omnibus Incentive Plan. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for more information.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards granted in fiscal year 2014 as more fully described under the heading “Long-Term Equity Incentives” and other outstanding equity awards held by each of our named executive officers at October 3, 2014.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
John Croteau	4/29/2014	—		180,330	(2)	17.50	4/29/2024	—		—
	10/1/2012	—		—		—	—	15,659	(3)	338,704
	10/1/2012	—		—		—	—	46,580	(4)	1,007,525
	4/23/2013	—		—		—	—	35,796	(5)	774,267
	4/22/2014	—		—		—	—	41,447	(6)	896,499
Robert McMullan	4/29/2014	—		30,000	(2)	17.50	4/29/2024	—		—
	1/10/2014	—		—		—	—	31,695	(7)	685,563
	4/22/2014	—		—		—	—	20,803	(6)	449,969
Najabat Bajwa	11/15/2007	645	(8)	—		21.68	11/15/2015	—		—
	11/5/2010	4,037	(8)	—		19.82	11/5/2018	—		—
	4/28/2011	6,782	(8)	—		27.04	4/28/2019	—		—
	2/10/2012	6,688	(8)	—		19.45	2/10/2022	—		—
	1/10/2014	—		—		—	—	26,191	(9)	566,511
	4/22/2014	—		—		—	—	16,934	(6)	366,282
Robert Dennehy	1/4/2010	28,125	(10)	—		0.64	1/4/2017	—		—
	4/29/2014	—		40,000	(2)	17.50	4/29/2024	—		—
	3/25/2011	—		—		—	—	2,500	(11)	54,075
	5/3/2012	—		—		—	—	2,486	(12)	53,772
	4/23/2013	—		—		—	—	11,523	(5)	249,242
	4/22/2014	—		—		—	—	17,171	(6)	371,409
Preetinder Virk	4/22/2014	—		—		—	—	16,164	(6)	349,627
	8/1/2014	—		—		—	—	28,443	(13)	615,222
Conrad Gagnon	—	—		—		—	—	—		—

(1)	Amounts based on the fair market value of our common stock of $21.63 per share, which was the closing price of our common stock on October 3, 2014 as reported on the Nasdaq Stock Market.
(2)	Represents a stock option award that will vest immediately upon our common stock achieving a closing price of $32.55 per share as reported on the Nasdaq Stock Market, provided that the named executive officer remains in continuous service with us through the vesting date.
(3)	Represents a restricted stock unit grant which vests on February 15, 2015, provided that Mr. Croteau remains in continuous service with us through the vesting date.
(4)	Represents a restricted stock unit grant which vests as follows: (i) 31,104 restricted stock units vest on May 15, 2015 and (ii) 15,476 restricted stock units vest on May 15, 2016, provided that Mr. Croteau remains in continuous service with us through each vesting date.
(5)	Represents a restricted stock unit grant which vests in equal annual installments on May 15, 2015, May 15, 2016 and May 15, 2017, provided that the named executive officer remains in continuous service with us through each vesting date.
(6)	Represents a restricted stock unit grant which vests in four equal annual installments on May 15, 2015, May 15, 2016, May 15, 2017 and May 15, 2018, provided that the named executive officer remains in continuous service with us through each vesting date.
(7)	Represents a restricted stock unit grant which vests as follows: (i) 12,677 restricted stock units vest on May 15, 2015, (ii) 12,677 restricted stock units vest on May 15, 2016 and (iii) 6,341 restricted stock units vest on May 15, 2017, provided that Mr. McMullan remains in continuous service with us through each vesting date.
(8)	Represents stock options that became fully vested at December 18, 2013 in connection with the Mindspeed Acquisition.
(9)	Represents a restricted stock unit grant which vests as follows: (i) 10,475 restricted stock units vest on May 15, 2015, (ii) 10,475 restricted stock units vest on May 15, 2016 and (iii) 5,241 restricted stock units vest on May 15, 2017, provided that Mr. Bajwa remains in continuous service with us through each vesting date.
(10)	Represents stock options that became fully vested at April 1, 2013.
(11)	Represents a restricted stock unit grant which vests on March 25, 2015, provided that Mr. Dennehy remains in continuous service with us through the vesting date.
(12)	Represents a restricted stock unit grant which vests on May 15, 2015, provided that Mr. Dennehy remains in continuous service with us through the vesting date.
(13)	Represents a restricted stock unit grant which vests as follows: (i) 7,630 restricted stock units vest on May 15, 2015, (ii) 8,324 restricted stock units vest on May 15, 2016, (iii) 8,324 restricted stock units vest on May 15, 2017, and (iv) 4,165 restricted stock units vest on May 15, 2018, provided that Mr. Virk remains in continuous service with us through each vesting date.

2014 Option Exercises and Stock Vested Table

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during the fiscal year ended October 3, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John Croteau	—	—	66,522	1,084,037
Robert McMullan	—	—	4,225	68,403
Najabat Bajwa	—	—	4,364	70,653
Robert Dennehy	—	—	7,274	129,191
Preetinder Virk	—	—	—	—
Conrad Gagnon	—	—	39,119	786,096

(1)	For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Pension Benefits

We currently do not (and did not in fiscal year 2014) sponsor any defined benefit pension or other actuarial plan in which our named executive officers participate.

Nonqualified Deferred Compensation

We currently do not (and did not in fiscal year 2014) maintain any nonqualified defined contribution or other deferred compensation plan or arrangement for our named executive officers.

Potential Payments upon Termination or Change in Control

Certain of our named executive officers have employment agreements with us that provide for payments upon involuntary termination for other than “cause” (as described in each respective named executive officer’s employment agreement) and in some cases upon a voluntary termination for “good reason” (as described in each respective named executive officer’s employment agreement). In addition, at the end of fiscal 2014, we adopted a change in control plan (“CIC Plan”) in which each of our named executive officers is currently a participant, and which provides that:

•

upon a “change in control” (as defined in the CIC Plan), subject to certain customary provisions as contained in the CIC Plan, any performance-based equity awards held by a participant (other than certain stock options as set forth in the CIC Plan) will be earned at target and converted into restricted stock units that will become vested and payable upon completion of the applicable performance period and any further service-based vesting period relating to such award, subject to the participant’s continued employment;

•

if a change in control occurs and a participant’s employment is terminated by us without “cause” (as defined in the CIC Plan) or a participant resigns from employment with us for “good reason” (as defined in the CIC Plan) within the one-year period following the change in control, the participant will be entitled to the following payments and benefits:

•

twelve (12) months of the participant’s monthly base salary, as in effect immediately prior to the change in control (and as may have been increased after the date of a change in control), plus up to $25,000;

•

one hundred percent (100%) of the participant’s target annual bonus, as in effect immediately prior to the change in control (and as may have been increased after the date of the change in control); and

•	full vesting of any time-vested equity awards held by the participant (including the restricted stock units earned as a result of the conversion of performance-based equity awards).

We will make an additional lump-sum cash payment to a CIC Plan participant if the participant becomes subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of any payment or benefit made or provided under the CIC Plan. The net result of the additional payment will be to place the participant in the same after-tax position as if the excise tax had not been imposed.

In the event that a participant has an existing agreement with us relating to the participant’s potential rights to benefits specifically arising from or in respect of a change in control, such rights shall be deemed completely replaced and superseded by the rights of the participant under the CIC Plan with respect to any change in control occurring during the term of the CIC Plan, but such agreement otherwise remains enforceable and in full force and effect.

A summary of the potential payments that each of our named executive officers would have received upon the occurrence of these events, assuming that each triggering event occurred on October 3, 2014 and assuming the CIC Plan was in effect as of the end of fiscal year 2014 for each named executive officer, is set forth below.

	Involuntary Termination (1)				Involuntary Termination within 12 Months After a Change of Control (2)
Name	Severance ($)	Health/Life Insurance Benefits ($)	Restricted Stock/ Option Awards ($)	Total ($)	Severance ($)	Health/Life Insurance Benefits ($)	Restricted Stock/ Option Awards ($) (3)	Excise Tax ($)	Total ($)
John Croteau (4)	515,000	26,703	1,493,660	2,035,363	836,125	—	3,016,996	—	3,853,121
Robert McMullan	—	—	—	—	503,950	—	1,135,532	—	1,639,482
Najabat Bajwa (5)	339,900	23,790	—	363,690	534,850	—	932,794	—	1,467,644
Robert Dennehy	—	—	—	—	473,050	—	728,498	—	1,201,548
Preetinder Virk (6)	157,500	11,895	—	169,395	511,675	—	964,849	—	1,476,524
Conrad Gagnon (7)	127,731	4,224	—	131,955	—	—	—	—	—

(1)	“Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in each named executive officer’s employment arrangement.
(2)	All amounts listed beneath this heading represent benefits potentially payable under the above-described CIC Plan.
(3)	Amounts based on the fair market value of our common stock of $21.63 per share, which was the closing price of our common stock on October 3, 2014 as reported on the Nasdaq Stock Market.
(4)	All amounts listed for Mr. Croteau beneath the “Involuntary Termination” heading represent benefits potentially payable pursuant to his employment arrangement, which provides for one year’s severance and continued health benefits as well as partial equity acceleration and other benefits in the event of his involuntary termination without cause or a voluntary termination with good reason as defined therein.
(5)	All amounts listed for Mr. Bajwa beneath the “Involuntary Termination” heading represent benefits potentially payable pursuant to his employment arrangement, which provides for one year’s severance and continued health benefits in the event of his involuntary termination without cause or a voluntary termination with good reason as defined therein.
(6)	All amounts listed for Mr. Virk beneath the “Involuntary Termination” heading represent benefits potentially payable pursuant to his employment arrangement, which provides for 90 days’ advance written notice and six months’ severance and continued health benefits in the event of his involuntary termination without cause as defined therein.
(7)	Mr. Gagnon executed a Transition Agreement with us dated December 14, 2013, pursuant to which Mr. Gagnon resigned from his position as Senior Vice President and Chief Financial Officer effective January 2, 2014, and pursuant to which he agreed to remain employed by us in a transitional role through April 1, 2014 and assist with the transition of his duties. In consideration of Mr. Gagnon’s agreement to assist with the transition of his duties through April 1, 2014 and provided that he executed a general release of claims in favor of us, we agreed to provide Mr. Gagnon with, among other things, (i) severance pay at his current salary rate from the date his employment terminates through April 1, 2015, (ii) reimbursement of premiums for COBRA health benefits from the termination date of his employment through April 1, 2015 and (iii) acceleration of vesting of 39,119 unvested restricted stock units.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2015. Deloitte & Touche LLP has served as our independent public accounting firm since fiscal year 2010. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended October 3, 2014 and September 27, 2013. All services provided by, and fees paid to, Deloitte & Touche LLP as described below were pre-approved by the audit committee in accordance with the audit committee pre-approval policy set forth below.

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$1,636,926	$900,463
Audit-Related Fees	6,317	13,362
Tax Fees	561,445	337,243
All Other Fees	2,000	2,000

Total	$2,206,688	$1,253,068

Audit Fees

This category includes the aggregate fees pertaining to fiscal years 2014 and 2013 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form10-Q, foreign statutory audits as well as for services rendered in connection with our Form S-3 filings and consents in fiscal year 2013 and services related to Form 8-K filings related to our acquisitions in fiscal year 2014.

Audit-Related Fees

Audit-related fees pertaining to fiscal years 2014 and 2013 include fees for services provided to our foreign subsidiaries relating to audits of government grant programs.

Tax Fees

This category includes the aggregate fees pertaining to fiscal years 2014 and 2013 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.

All Other Fees

Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://ir.macom.com/documents.cfm. The audit committee also considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending October 2, 2015.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended October 3, 2014 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2014 for filing with the SEC.

Members of the audit committee:

Gil Van Lunsen (Chairman)

Charles Bland

Peter Chung

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of January 2, 2015 for:

•	each person who we know beneficially owns more than five percent of any class of our voting securities;

•	each of our current directors or nominees;

•	each of our named executive officers as set forth in the 2014 Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the table is c/o M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 47,750,468 shares of our common stock outstanding as of January 2, 2015. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of January 2, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Greater than 5% Stockholders:

John Ocampo and affiliates (1)	24,858,582	52.1%
Summit Partners, L.P. (2)	9,753,043	19.9%

Directors and Named Executive Officers:

John Ocampo (1)	24,858,582	52.1%
Susan Ocampo (1)	24,858,582	52.1%
Charles Bland (3)	61,703	*
Robert McMullan	4,323	*
John Croteau (4)	36,609	*
Peter Chung (5)	11,164	*
Gil Van Lunsen (6)	18,664	*
Najabat Bajwa (7)	20,374	*
Robert Dennehy (8)	46,088	*
Preetinder Virk	—	—
All directors and executive officers as a group (14 persons) (9)	25,065,555	52.4%

*	Represents beneficial ownership of less than 1%.
(1)	Represents 23,645,500 shares beneficially owned by various family trusts affiliated with John and Susan Ocampo. Mr. and Mrs. Ocampo are the co-trustees of each of the family trusts and hold voting and dispositive power over the shares held in the family trusts. Also includes 1,213,082 shares beneficially owned by GaAs Labs, an entity controlled by Mr. and Mrs. Ocampo.
(2)

Represents 6,075,480 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 3,649,030 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 16,224 shares beneficially owned by Summit Investors I, LLC, and 1,145 shares beneficially owned by Summit Investors I (UK), L.P. Shares beneficially owned also include the following shares issuable upon the exercise of warrants that are currently exercisable: 792,454 shares beneficially owned by Summit Partners Private Equity Fund VII- A, L.P., 475,960 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 2,116 shares beneficially owned by Summit Investors I, LLC and 149 shares beneficially owned by Summit Investors I (UK), L.P. Summit Partners, L.P. is the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee. Summit Partners, L.P., through a two-person Investment Committee currently composed of Bruce Evans and Martin Mannion, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially own such shares. Also includes 8,194 shares held by Peter Chung and 2,970 shares issuable within 60 days of January 2, 2015 upon the vesting and settlement of restricted stock units previously granted to Peter Chung, each of which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the shares, restricted stock units and underlying shares held in the name of Mr. Chung. Summit Partners, L.P., Summit Master Company, LLC, each of the Summit entities mentioned above and Messrs. Evans, Mannion and Chung, each disclaim beneficial ownership of the shares, restricted stock units and underlying shares held in the name of Mr. Chung except to the extent of their pecuniary interest therein. The address of each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(3)	Includes 20,000 shares issuable upon the exercise of options that may be exercised within 60 days of January 2, 2015. Also includes 2,970 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 2, 2015.
(4)	Includes 15,659 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 2, 2015.
(5)	Includes 2,970 shares issuable within 60 days of January 2, 2015 upon the vesting and settlement of restricted stock units previously granted to Peter Chung, which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the restricted stock units and underlying shares. Mr. Chung, Summit Partners, L.P. and Summit Master Company, LLC each disclaim beneficial ownership of the restricted stock units and underlying shares except to the extent of their pecuniary interest therein.
(6)	Includes 2,970 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 2, 2015.
(7)	Includes 18,152 shares issuable upon exercise of options that may be exercised within 60 days of January 2, 2015.
(8)	Includes 28,125 shares issuable upon exercise of options that may be exercised within 60 days of January 2, 2015.
(9)	Includes 67,957 shares issuable upon the exercise of options that may be exercised within 60 days of January 2, 2015. Also includes 24,569 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of January 2, 2015.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions to which we were a party during our last fiscal year or will be a party in the future, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification of Officers and Directors

Our fourth amended and restated certificate of incorporation and second amended and restated bylaws (“Bylaws”) limit the liability of each of our directors and provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification. In addition, we have entered into separate indemnification agreements with each of our directors and certain of our officers. These agreements, among other things, provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director or officer.

Acquisition of Nitronex, LLC

In February 2014, we acquired Nitronex, LLC (“Nitronex”), a supplier of high-performance GaN semiconductors for RF, microwave and millimeterwave applications (the “Nitronex Acquisition”). Prior to the Nitronex Acquisition, 100% of the outstanding membership interests in Nitronex were owned by GaAs Labs (a stockholder of the Company and an affiliate of our directors, John and Susan Ocampo). We made a cash payment to GaAs Labs of $26.1 million at the closing of the Nitronex Acquisition for all of the outstanding ownership interests of Nitronex. The purchase price includes $3.9 million held on account by a third-party escrow agent pending any claims by us in connection with representation and warranties made by GaAs Labs in the Nitronex Acquisition. The indemnification period expires in August 2015, at which point if no claims have been made, the escrowed amounts will be paid to GaAs Labs.

GaAs Labs Service Agreement

In April 2012, we entered into a services agreement with GaAs Labs (an affiliate of our directors John and Susan Ocampo) whereby GaAs Labs pays us for administrative and business development services provided to GaAs Labs on a time and materials basis. There are no minimum service requirements or payment obligations, and the agreement may be terminated by either party with 30 days’ notice. In fiscal year 2014, we billed GaAs Labs $118,000 for services provided pursuant to this agreement.

Acacia Communications

We periodically sell products to Acacia Communications, Inc. Peter Chung, one of our directors, is also a director of Acacia Communications. We recognized revenue of $150,000 from product sales to Acacia Communications during fiscal year 2014.

Second Amended and Restated Investor Rights Agreement

We are party to an investors’ rights agreement, as amended and restated on February 28, 2012, with a group of our stockholders that includes entities affiliated with John and Susan Ocampo, who are both members of our board of directors and beneficial owners of more than 5% of a class of our voting securities, and including certain investment funds affiliated with Summit Partners, L.P., a beneficial owner of more than 5% of a class of our voting securities which is affiliated with another of our directors, Peter Chung. Subject to the terms and conditions of the investors’ rights agreement, these stockholders have registration rights with respect to the shares of our capital stock or warrants they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Policies and Procedures for Related Person Transactions

We do not currently have a formal, written policy or procedure for the review and approval of related person transactions. However, our audit committee charter provides that our audit committee is required to review and approve or ratify any related person transactions, as defined under Regulation S-K Item 404. Our code of conduct and ethics also prohibits our directors and officers from engaging in a conflict of interest transaction without disclosure to and approval from the board of directors or one of its committees. Each of the related person transactions described above was reviewed and either approved or ratified by our audit committee, and we intend to follow this practice for any future related person transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required, all required reports under Section 16(a) of the Exchange Act of our directors, executive officers and beneficial holders of more than 10% of our common stock were timely filed during fiscal year 2014, other than a late Form 4 for Robert Dennehy relating to an open market sale on March 6, 2014, and a late Form 4 relating to a grant of restricted stock units on April 22, 2014 for each of John Croteau, Robert McMullan, Hasnain Bajwa, Robert Dennehy, Michael Murphy, Suja Ramnath and Preetinder Virk.

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 100 Chelmsford Street, Lowell, Massachusetts 01851. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2016 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on September 23, 2015, unless the date of the 2016 Annual Meeting of Stockholders is more than 30 days before or after March 5, 2016, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the following address: General Counsel, M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2016 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to and received by our General Counsel at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between November 7, 2015 and the close of business on December 7, 2015. However, in the event that the 2016 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 30 days after March 5, 2016, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2016 Annual Meeting of Stockholders is made. Copies of the pertinent Bylaw provisions are available on request to the following address: General Counsel, M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

Consideration of Stockholder-Recommended Director Nominees

Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our Bylaws to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

As required by our Bylaws, stockholders must include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws. Evaluation of any such recommendations is the responsibility of the nominating and governance committee. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Stockholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – M/A-COM Technology Solutions Holdings, Inc., Attn: General Counsel, 100 Chelmsford Street, Lowell, Massachusetts 01851. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. We will promptly deliver a separate copy of the proxy materials to you upon written or oral request. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by phone at (978) 656-2500, or by writing to Investor Relations, M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC. 100 CHELMSFORD STREET LOWELL, MA 01851

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80961-P58205	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MA-COM TECHNOLOGY SOLUTIONS HOLDINGS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees:
01) John Ocampo 02) John Croteau
							For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2015.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M80961-P58205

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Annual Meeting of Stockholders

March 5, 2015 3:00 PM Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Croteau and Robert McMullan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 P.M. Eastern Time on March 5, 2015, at the Radisson Hotel located at 10 Independence Drive, Chelmsford, Massachusetts 01824, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side